                                                                    Exhibit 12.1

Earnings to Fixed Charges                                      6 months  6 months
                            1995    1996   1997   1998   1999   6/30/99   6/30/00
Income before Taxes          1.8   (10.2)  (3.2)  11.1   32.4    17.3      (6.5)
Interest Expense(a)          8.8    11.6   17.0   37.5   44.0    21.1      25.9
1/3 Rental Expense(b)        0.7     0.8    1.0    1.9    2.2     1.1       1.1

Fixed Charges(a+b)           9.5    12.4   18.0   39.4   46.2    22.2      27.0

Earnings                    11.3     2.2   14.8   50.5   78.6    39.5      20.5

Ratio                        1.2     0.2    0.8    1.3    1.7     1.8       0.8



                                           LTM
Proforma                    1999         6/30/00
Income before Taxes          7.7       5.8      (13.6)
Interest Expense(a)         72.4      77.6       78.9
1/3 Rental Expense(b)        2.2       2.2        1.1

Fixed Charges(a+b)          74.6      79.8       80.0


Earnings                    82.3      85.6       66.4

Ratio                        1.1      1.07       0.83

Ebitda                               127.0      110.7

Int Exp                               77.6       78.9
Non cash Int                           2.1        2.3
Cash Interest                         75.5       76.6

Adj EBITDA to Cash Int                1.66      1.445

Net Debt                             694.1      687.8

Debt to adj EBITDA                     5.5        6.2